Exhibit 99.1
NEWS RELEASE
Siebel Systems Exceeds Expectations for the Fourth Quarter Ended December 31, 2005
License Revenues Up 91% over Third Quarter
Operating Margin Exceeds 23%; Operating Income Up 203% over Third Quarter
Strong Results Across Key Geographies, Industries and Products
SAN MATEO, Calif. — January 12, 2006 — Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of customer-facing solutions, today announced preliminary financial results for the fourth quarter ended December 31, 2005 that significantly exceeded management guidance and analyst consensus expectations, and achieved strong sequential and year over year growth across all revenue and profit measures.

	Q4 2005	Q4 2005				Q4 2005 Preliminary Results vs.
	Preliminary	Company	Analyst	Q3 2005	Q4 2004	Company	Analyst	Q3 2005	Q4 2004
($M, except %s)	Results	Guidance	Consensus	Actual	Actual	Guidance	Consensus	Actual	Actual
Revenues
License	214	110-130	124	112	161	+78%	+73%	+91%	+33%
Maintenance	131	120-126	126	125	122	+7%	+4%	+5%	+7%
Services & Other	124	110-115	114	111	109	+10%	+9%	+12%	+14%

Total Revenues	469	340-360	362	348	392	+34%	+30%	+35%	+20%

Operating Income	107-111	N/A	N/A	36	65	N/A	N/A	+203%	+68%
Operating Margin	23-24%	13%-16%	15%	10%	17%	+62%	+57%	+135%	+38%

Pre-Tax Income	123-127	N/A	N/A	53	79	N/A	N/A	+136%	+58%
Pre-Tax Margin	26-27%	N/A	N/A	15%	20%	N/A	N/A	+77%	+33%
Q4 2005 Guidance as of October 26, 2005. Analyst Consensus as of January 6, 2006.
The company expects total revenues for the fourth quarter of 2005 to be approximately $469 million, above analyst consensus expectations by 30%, up 35% sequentially, and up 20% year over year. The company expects license revenues for the quarter to be approximately $214 million, above analyst consensus expectations by 73%, up 91% sequentially, and up 33% year over year. Maintenance revenues are expected to be approximately $131 million, above analyst consensus expectations by 4%, up 5% sequentially, and up 7% year over year. Services and Other revenues are expected to be approximately $124 million, above analyst consensus expectations by 9%, up 12% sequentially, and up 14% year over year. In addition, OnDemand total contract value for the fourth quarter of 2005 is expected to be approximately $16 million, up 42% sequentially and 65% year over year.

License revenues grew significantly across all major geographies, including approximately 56% sequentially and 43% year over year in the US, approximately 79% sequentially and 150% year over year in APAC/ROW and approximately 162% sequentially and 5% year over year in EMEA. Domestic business accounted for approximately 43% of license revenues and new customers accounted for approximately 33% of license revenues. Total transaction count, at 513 license transactions during the quarter, increased approximately 61% sequentially and 21% year over year. Forty-four of these transactions were over $1 million, of which six transactions were $5 million or more and of which four transactions representing each major business (Americas, EMEA, APAC and Americas Public Sector) were between $10 million and $15 million. Preliminary average license transaction size of $418,000 was up approximately 18% sequentially and 10% year over year. Terms, sales cycles and close rates were consistent with historical norms. Many key products, including Siebel Business Analytics, Self Service, Customer Data Integration, Siebel CRM Professional Edition and Siebel CRM OnDemand, as well as key verticals, including Telecommunications, Financial Services, Life Sciences, and Manufacturing and Distribution, contributed strong results.
Operating margin for the fourth quarter of 2005 is expected to be approximately 23% to 24% of total revenues and operating income is expected to be approximately $107 million to $111 million, up approximately 203% sequentially and 68% year over year. Pre-tax margin is expected to be approximately 26% to 27% of total revenues and pre-tax income is expected to be approximately $123 million to $127 million, up approximately 136% sequentially and 58% year over year. The company is still reviewing its effective tax rate for the quarter and thus will not provide a preliminary estimate of net income or earnings per share at this time.
The company’s cash, cash equivalents and short term investments are expected to be approximately $2.39 billion as of December 31, 2005, reflecting net cash generated during the fourth quarter of 2005 of approximately $144 million. Deferred revenues are expected to be approximately $409 million as of December 31, 2005, up approximately $94 million over the third quarter. As of December 31, 2005, headcount was 4,686.

“In the second quarter of 2005, we committed to strengthening Siebel’s leadership team and increasing accountability throughout our organization,” said George T. Shaheen, Chief Executive Officer of Siebel Systems. “We committed to improving our revenue generation capability, aligning our cost structure with the scale of our business, and investing in the products and technology that would keep Siebel Systems at the forefront of CRM and analytics. We have delivered strongly against these objectives. I am proud of our improvement in the second half of 2005, which yielded sequential and year over year growth in all revenue and profit categories during the fourth quarter. This quarter represents our best revenue, profit and cash generation performance since the first quarter of 2002. Our performance in the fourth quarter of 2005 represents a strong affirmation of the market opportunity in CRM and analytics, the improvements we’ve made to address the market, and customer confidence in the future of Siebel CRM and analytics following the proposed Oracle transaction.”
Siebel Systems Secures New Customers and Repeat Orders: The company concluded approximately 513 new software licensing agreements with new and existing customers in the fourth quarter, including Airbus France, Alaska Airlines, Amgen, Bank of Montreal, Barclays Bank Plc., Blue Cross & Blue Shield of Florida, The Boeing Company, Genzyme Corporation, ITT Flygt AB, Level 3 Communications, Lloyds TSB Bank PLC., Maersk Sealand, Massachusetts Mutual Life Insurance Company, Medtronic, Motorola, The New York Times Company, Neopost SA, Nissan North America, Norwich Union Healthcare Limited, Novartis Pharmaceuticals Corp, Rabobank Nederland, Royal Mail Group plc, Die Schweizerische Post, Societe Generale, Telecom Italia SpA, Telstra Corporation Limited, Trend Micro, and Warner Brothers Entertainment.
Siebel Systems will host a conference call today, Thursday, January 12, 2006, at 5:30 a.m. Pacific. The live webcast and replay can be accessed at www.siebel.com/investor. The company currently expects to release its final financial results for the fourth quarter of 2005 the week of January 23, 2006.
About Siebel Systems
Siebel Systems is a leading provider of software solutions and services that drive value and loyalty in client-customer relationships, providing best-in-class capabilities in on-premise and hosted customer relationship management (CRM), business analytics, and customer data integration. Siebel’s new Customer Adaptive Solutions enable organizations to model their customer-centric business processes in order to drive the most effective customer interactions, gain increased insight over time, and continually realign those processes for systemic and consistent improvement. With more than $2 billion in R&D investments, 13 years of customer software experience, an extensive global ecosystem of alliance partners, and more than 4,000 customers and 3.8 million live users, Siebel is the proven choice in helping organizations of all types and sizes achieve customer-driven business results. For more information, visit www.siebel.com.
Contact:
Terry Lee
Christopher Bunn
Siebel Systems Investor Relations Department
650.295.5656
investor.relations@siebel.com
Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions.
GAAP preliminary financial results presented above include the impact of approximately $4 million in Upshot acquisition earn out, merger related legal fees and other charges.
This press release contains forward-looking statements that involve risks and uncertainties. The final results for the fourth quarter of 2005 of Siebel Systems, Inc. may differ from the preliminary results discussed above due to factors that include, but are not limited to, risks associated with final review of the results and preparation of quarterly financial statements. Future operating results of Siebel Systems, Inc. may differ from that forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with our pending merger with Oracle Corporation, financial, economic, political and other uncertainties, the business software applications market, dependence on the Internet, risks associated with new versions and new products and risks associated with rapid technological change. Further information on potential factors that could affect the financial results of Siebel Systems, Inc. are included in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

4